Exhibit 10.5

Manpower Inc.
100 Manpower Place
Milwaukee, Wisconsin 53212

February 16, 2011

Mr. Michael Van Handel:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Manpower Inc. (the “Corporation”):

1.  Term.  The “Term” will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following:  (a) the date two years after the occurrence of a Change of Control, as defined in the letter to you of even date regarding other rights and obligations on termination of your employment; (b) February 16, 2014, if no Change of Control occurs between the date of this letter indicated above and February 16, 2014; or (c) the Date of Termination, as defined in the letter from the Corporation to you of even date regarding other rights and obligations on termination of your employment.

2.  Base Compensation.  You will be paid a base salary for your services during the Term at the rate of Six Hundred Thousand Dollars ($600,000) per year, as may be increased from time to time by the Corporation.  Your base compensation will be paid in accordance with the Corporation’s regular payroll practices with respect to such compensation as in effect from time to time.

3.  Incentive Bonus.  You also will be entitled to receive incentive compensation for your services during the Term in accordance with an incentive compensation plan approved and administered by the Executive Compensation and Human Resources Committee of the Board of Directors of the Corporation.  Such plan may be amended or replaced from time to time by such Committee, but without your agreement no such action will adversely affect any rights you may have under such plan as of the time of such action.

4.  Benefits.  During the entire Term, the Corporation will provide you with, and you will be eligible for, all benefits of employment generally made available to the executives of the Corporation from time to time (collectively, the “Benefits Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other executive personnel of the Corporation of similar rank.  You also will be entitled to vacations and perquisites in accordance with the Corporation’s policies as in effect from time to time for executives of the Corporation.

5.  Expenses.  The Corporation will reimburse to you on a monthly basis for all traveling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties during the Term, subject to your compliance with the guidelines and regulations concerning expense reimbursement issued by the Corporation.

6.  Nondisclosure and Nonsolicitation.

(a) Nondisclosure.

(i)  You will not, directly or indirectly, at any time during the term of your employment with the Corporation and its direct and indirect subsidiaries (collectively, the “Manpower Group”), or during the two-year period following your termination, for whatever reason, of employment with the Manpower Group, use or possess for yourself or others or disclose to others except in the good faith performance of your duties for the Manpower Group any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Corporation to such disclosure, possession or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Corporation of such disclosure.  “Confidential Information” shall mean all business information (whether or not in written form) which relates to the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists, but shall not include business information which constitutes trade secrets under applicable trade secrets law.  This obligation will survive the termination of your employment for a period of two years.  Notwithstanding the foregoing, the rights of the Manpower Group to protect business information which constitutes trade secrets under applicable trade secrets law or privileged information shall extend beyond such two-year period, in accordance with applicable law.

(ii)  Upon your termination of employment, for whatever reason, with the Manpower Group, or at any other time upon request of the Corporation, you will promptly surrender to the Corporation, or with the permission of the Corporation destroy and certify such destruction to the Corporation, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

(b)  Nonsolicitation of Employees.  You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination, for whatever reason, of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is a managerial employee of any company in the Manpower Group (but in the event of your termination, any such managerial employee that you have had contact with in the two years prior to your termination) to terminate his or her employment with the Manpower Group so as to accept employment elsewhere or to diminish or curtail the services such person provides to the Manpower Group

(c)  Injunction.  You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 6(a) - (b), above.  You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to any other remedies and damages available to, including, but not limited to, provisional or interim measures, including temporary and permanent injunctive relief, without the necessity of posting a bond or other security, from a court of competent jurisdiction restraining the violation, or further violation, of such restrictions by you and by any other person or entity for whom you may be acting or who is acting for you or in concert with you..

7.  Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

8.  Notice.  Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or two days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

9.  No Right to Remain Employed.  Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

10.  Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

11.  Withholding.  The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

12.  Applicable Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without regard to its conflict of law provisions.

13.  Previous Agreement.  This letter, upon acceptance by you, expressly supersedes that certain letter agreement between you and the Corporation dated February 20, 2008, which primarily concerns your compensation and benefits, and such agreement shall, as of the date of your acceptance, have no further force or effect.

14.  Dispute Resolution.  Subsection 6(c) to the contrary notwithstanding, the parties shall, to the extent feasible, attempt in good faith to resolve promptly by negotiation any dispute arising out of or relating to your employment by the Manpower Group pursuant to this letter agreement.  In the event any such dispute has not been resolved within 30 days after a party’s request for negotiation, either party may initiate arbitration as hereinafter provided.  For purposes of this Section 14, the party initiating arbitration shall be denominated the “Claimant” and the other party shall be denominated the “Respondent.”

(a)
If your principal place of employment with the Manpower Group is outside the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution International Rules for Non-Administered Arbitration (the “CPR International Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in CPR International Rule 6.  The seat of the arbitration shall be the Borough of Manhattan in the City, County and State of New York, United States of America.  The arbitration shall be conducted in the English language.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference provided for in International Rule 9.3 has been held, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America, to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures including, but not limited to, temporary or permanent injunctive relief.

(b)
If your principal place of employment with the Manpower Group is within the United States, any dispute arising out of or relating to this letter agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration before a sole arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (the “CPR Rules”) as then in effect.  If the parties are unable to select the arbitrator within 30 days after Respondent’s receipt of Claimant’s Notice of Arbitration and the 30-day deadline has not been extended by the parties’ agreement, the arbitrator shall be selected by CPR as provided in Rule 6 of the CPR Rules.  The seat of the arbitration shall be Milwaukee, Wisconsin, United States of America.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Anything in the foregoing to the contrary notwithstanding, the parties expressly agree that at any time before the arbitrator has been selected and the initial pre-hearing conference has been held as provided in Rule 9.3 of the CPR Rules, either of them shall have the right to apply to any court located in Milwaukee County, Wisconsin, United States of America to whose jurisdiction they agree to submit, or to any other court that otherwise has jurisdiction over the parties, for provisional or interim measures, including, but not limited to, temporary or permanent injunctive relief.

15.  Severability. The obligations imposed by Paragraph 6, above, of this agreement are severable and should be construed independently of each other.  The invalidity of one such provision shall not affect the validity of any other such provision.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:  /s/ Jeffrey A. Joerres
Jeffrey A. Joerres, President
  and Chief Executive Officer

Agreed as of the 16th day of February, 2011.

/s/ Michael J. Van Handel
Michael J. Van Handel